Exhibit 8.1

August 5, 2005

FOLEY & LARDNER LLP

ATTORNEYS AT LAW

ONE INDEPENDENT DRIVE, SUITE 1300

JACKSONVILLE, FLORIDA 32202-5017

P. O. BOX 240

JACKSONVILLE, FLORIDA 32201-0240

904.359.2000 TEL

904.359.8700 FAX

www.foley.com

CLIENT/MATTER NUMBER

040521-0235

Regency	Centers Corporation
121	West Forsyth Street, Suite 200
Jacksonville,	Florida 32202

Re:	Registration Statement on Form S-4

Ladies and Gentlemen

You have requested our opinions as tax counsel to Regency Centers, L.P. (the “Partnership”) and Regency Centers Corporation (the “Company”) concerning the federal income tax consequences in connection with the registration statement on Form S-4 (the “Registration Statement”) relating to the registration of up to (a) $350,000,000 aggregate principal amount of 5.25% Notes Due August 1, 2015 of the Issuer (the “New Notes”) and (b) the guarantee of the Guarantor with respect to the New Notes (the “New Guarantee”), to be issued in exchange for a like principal amount of outstanding 5.25% Notes Due August 1, 2015 of the Issuer (the “Old Notes”) and the existing like guarantee thereof (the “Old Guarantee”), respectively, which have not been registered under the Securities Act, and with respect to qualification of the Company as a real estate investment trust (a “REIT”) for federal income tax purposes. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement.

In connection with the opinions rendered below, we have reviewed the Registration Statement, the articles of incorporation and bylaws of the Company and such other documents that we deemed relevant. The opinions expressed in this letter are based upon certain factual representations set forth in the Registration Statement and in certificates of officers of the Company.

In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its short taxable year ended December 31, 1993 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3. the Company will not make any amendments to its organizational documents or to the organizational documents of Regency Realty Group, Inc., a Florida corporation (“Management Company”), after the date of this opinion that would affect its qualification as a REIT for any taxable year;

Regency Centers Corporation

August 5, 2005

4. no actions will be taken by the Company or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.

Based solely on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, and without further investigation, we are of the opinion that the summary set forth in the Registration Statement under the caption “Certain Federal Income Tax Considerations” is accurate in all material respects as to matters of law and legal conclusions.

The foregoing opinions are based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

We hereby consent to the inclusion of this opinion as Exhibit 8.1 in said Registration Statement and to the reference to this firm under the caption “Validity of the Notes” in the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

FOLEY & LARDNER LLP

By: /s/ Robert S. Bernstein